UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                           SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                    Act of 1934 (Amendment No. __________)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [__]

Check the appropriate box:

[__] Preliminary Proxy Statement
[__] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[ X] Definitive Proxy Statement
[__] Definitive Additional Materials
[__] Soliciting Material under Rule 14a-12


                             TRUSTCO BANK CORP NY
          _________________________________________________________
              Name of the Registrant as Specified In Its Charter


          _________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ X] No fee required.

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     (1) Title of each class of securities to which transaction applies:

         _______________________________________________________________


     (2) Aggregate number of securities to which transaction applies:

         _______________________________________________________________


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         _______________________________________________________________


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[__] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     (4) Date Filed:

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


                         TRUSTCO Bank Corp NY [Logo]

                5 Sarnowski Drive, Glenville, New York 12302

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




To Shareholders of TrustCo Bank Corp NY:

Notice is hereby given that the Annual Meeting of Shareholders of TrustCo Bank Corp NY, a New York corporation, will be held at 192 Erie Boulevard, Schenectady, New York 12305, on May 9, 2005, at 10:00 a.m. local time, for the purpose of considering and voting upon the following matters:


1. Election of directors.

2. Ratification of the appointment of KPMG LLP as TrustCo's independent auditors for 2005.

3. Any other business that properly may be brought before the meeting or any adjournment thereof.



                               By Order of the Board of Directors,


                                              Robert M. Leonard
                                              Secretary




April 4, 2005




PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR AT THE MEETING.

                            TRUSTCO BANK CORP NY

                             PROXY STATEMENT FOR
                       ANNUAL MEETING OF SHAREHOLDERS
                                 May 9, 2005


     This proxy statement is furnished in connection with the solicitation by the board of directors of TrustCo Bank Corp NY ("TrustCo") of proxies to be voted at TrustCo's Annual Meeting of Shareholders. The Annual Meeting will be held at 10:00 a.m. local time on Monday, May 9, 2005, at 192 Erie Boulevard, Schenectady, New York 12305. This proxy statement and the form of proxy were first mailed to shareholders on or about April 4, 2005.

     The record date for the Annual Meeting is March 23, 2005. Only shareholders of record at the close of business on March 23, 2005 are entitled to notice of and to vote at the Annual Meeting. Shareholders of record on that date are entitled to one vote for each share of TrustCo common stock held by them. Each share of TrustCo's common stock has one vote, and, as of March 1, 2005, there were 74,926,993 shares of common stock outstanding.

     The Annual Meeting will be held if a majority of the outstanding shares of TrustCo's common stock, constituting a quorum, is represented at the meeting. If a shareholder returns a properly executed proxy card, his or her shares will be counted for purposes of determining a quorum at the meeting, even if the shareholder abstains from voting. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted.

     All shares of TrustCo's common stock represented at the Annual Meeting by properly executed, dated proxies will be voted according to the instructions indicated on the proxy card. If shareholders return a signed proxy card but fail to instruct how the shares registered in their names must be voted, the shares will be voted as recommended by TrustCo's board of directors. The board of directors recommends that shareholders vote:

     - "for" each of the nominees for director, and

     - "for" ratification of the appointment of KPMG LLP as TrustCo's independent auditors.

     If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority. TrustCo does not know of any other matters to be presented at the Annual Meeting.

     Any shareholder executing a proxy solicited hereby has the power to revoke it by giving written notice to the Secretary of TrustCo at any time prior to the exercise of the proxy.

     TrustCo will solicit proxies primarily by mail, although proxies also may be solicited by directors, officers, and employees of TrustCo or our wholly-owned subsidiary, Trustco Bank. These persons may solicit proxies personally or by telephone, and they will receive no additional compensation for such services. TrustCo has also retained Regan & Associates, Inc. to aid in the solicitation of proxies for a solicitation fee of $4,500 plus expenses and a delivery fee of $1,750. The entire cost of this solicitation will be paid by TrustCo.

                              THE ANNUAL MEETING

     A description of the items to be considered at the Annual Meeting, as well as other information concerning TrustCo and the meeting, is set forth below.

Item 1.  Election of Directors

     The first item to be acted upon at the Annual Meeting is the election of two directors to serve on the TrustCo board of directors. The nominees for election as directors for three-year terms expiring at TrustCo's 2008 Annual Meeting are Anthony J. Marinello, M.D., Ph.D. and William D. Powers. Each of the nominees is an incumbent director and was approved by TrustCo's board of directors.

     TrustCo's Amended and Restated Certificate of Incorporation provides that TrustCo's board of directors will consist of not less than five nor more than fifteen members, with, under TrustCo's Bylaws, the total number of directors to be fixed by resolution of the board or the shareholders. Currently, the number of directors is fixed at five with one vacancy.

     TrustCo's Certificate of Incorporation and Bylaws require TrustCo's board to be divided into three classes, as nearly equal in number as possible, with one class to be elected each year for a term of three years. Directors who reach the mandatory retirement age of 75 during their term of office cease to be directors and must vacate their office.

     The pages that follow set forth information regarding TrustCo's nominees, as well as information regarding the remaining members of TrustCo's board. Proxies will be voted in accordance with the specific instructions contained in the proxy card; properly executed proxies that do not contain voting instructions will be voted "for" the election of TrustCo's nominees. If any such nominee becomes unavailable to serve, the shares represented by all valid proxies will be voted for the election of such other person as TrustCo's board may recommend. Each of TrustCo's nominees has consented to being named in this Proxy Statement and to serve if elected. The board of directors has no reason to believe that any nominee will decline or be unable to serve if elected.

     Information with regard to the business experience of each director and the ownership of common stock on December 31, 2004 has been furnished by each director or has been obtained from TrustCo's records. TrustCo's common stock is the only class of equity security outstanding.

                INFORMATION ON TRUSTCO DIRECTORS AND NOMINEES
              NOMINEES FOR ELECTION AS TRUSTCO DIRECTORS(1) FOR
                      THREE-YEAR TERM TO EXPIRE IN 2008


                                                 Shares of TrustCo Common
                                                 Stock Beneficially Owned

Name and Principal Occupation(2)          No. of Shares (3)    Percent of Class

Anthony J. Marinello, M.D., Ph.D.,            61,291                   *
Age 49, Physician.  Director of TrustCo
and Trustco Bank since 1999.

William D. Powers, Age 63, Partner,           60,813                   *
Powers & Company, LLC (consultants);
former Chairman, New York Republican
State Committee. Director of TrustCo and
Trustco Bank since 1995.



                           OTHER TRUSTCO DIRECTORS

                                                Shares of TrustCo Common
                                                Stock Beneficially Owned

Name and Principal Occupation(2)          No. of Shares (3)    Percent of Class

Joseph A. Lucarelli, Age 64, President,          120,023               *
Traditional Builders (residential
home builder and developer). Former
President, Bellevue Builders Supply, Inc.
Director of TrustCo and Trustco Bank
since 1999.

Robert A. McCormick, Age 68, Chairman          2,962,455            3.89
of TrustCo and Trustco Bank since 2001.
President of TrustCo and Trustco Bank
1982-2002. President and Chief Executive
Officer of TrustCo and Trustco Bank
1984-2002. Director of TrustCo and
Trustco Bank since 1980.  Mr. McCormick
retired as an executive officer of TrustCo and Trustco Bank as of November 1, 2002.

William J. Purdy, Age 70, President, Welbourne    50,357               *
& Purdy Realty, Inc.  Director of TrustCo and
Trustco Bank since 1991.

See footnotes on page 4.

                  INFORMATION ON TRUSTCO EXECUTIVE OFFICERS

                                                  Shares of TrustCo Common
                                                  Stock Beneficially Owned

Name and Principal Occupation(2)           No. of Shares(3)    Percent of Class

Robert J. McCormick, Age 41,                   753,282                1.01
President and Chief Executive Officer
of TrustCo since January 2004, Executive
Officer of TrustCo since 2001 and
President and Chief Executive Officer of
Trustco Bank since November 2002. Joined
Trustco Bank in 1995.  Robert J.
McCormick is the son of Robert A.
McCormick.

Robert T. Cushing, Age 49,                   1,002,545                1.33
Executive Vice President and Chief
Financial Officer of TrustCo since
January 2004, President and Chief
Executive Officer of TrustCo from
November 2002 to December 2003; Executive
Officer of TrustCo and Trustco Bank since
1994. Joined Trustco Bank in 1994.

Scot R. Salvador, Age 38, Executive            141,673                   *
Vice President and Chief Banking Officer of TrustCo and Trustco Bank since January
2004.  Executive Officer of TrustCo and
Trustco Bank since 2004.  Joined Trustco
Bank in 1995.

Robert M. Leonard, Age 42, Secretary            50,760                   *
of TrustCo and  Trustco Bank
since 2003. Administrative Vice President of TrustCo and Trustco Bank since
2004. Executive Officer of TrustCo and
Trustco Bank since 2003. Joined
Trustco Bank in 1986.

See footnotes below.


TRUSTCO DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS AS A GROUP (9
INDIVIDUALS) BENEFICIALLY OWN 5,203,199 SHARES OF COMMON STOCK, WHICH REPRESENT 6.70% OF THE OUTSTANDING SHARES.

Footnotes:

(1) Directors of TrustCo Bank Corp NY are also directors of Trustco Bank.

(2) Each of the directors has held, or retired from, the same position or another executive position with the same employer during the past five years, except William D. Powers, who formed Powers, & Company, LLC, in 2001 after serving as Chairman of the New York Republican State Committee for at least the previous five years.

(3) Each director and executive officer named herein has sole voting and investment power with respect to the shares listed above except as noted below. Voting or investment power is shared by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or officers: Dr. Anthony J. Marinello, 19,248 shares, Robert J. McCormick, 7,803 shares, Robert T. Cushing, 8,093, and Robert M. Leonard, 9,108 shares. Voting or investment power is held by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or officers, each of whom disclaims beneficial ownership of such securities: Robert
    T. Cushing, 379,923 shares; Joseph A. Lucarelli, 23,805 shares; Dr. Anthony J. Marinello, 15,195 shares; Robert A. McCormick, 68,994 shares; Robert J. McCormick, 4,207 shares; and Robert M. Leonard, 152 shares. Voting authority for 99,674 shares owned beneficially by Robert J. McCormick is vested in Trustco Bank as trustee for a trust, the beneficiary of which is Robert J. McCormick. Included for Robert J. McCormick are 96,736 shares in trust at Trustco Bank for which Robert J. McCormick is co-trustee. Included for Robert J. McCormick are 94,347 shares which are held by Trustco Bank as a co-trustee of trusts for the benefit of Robert J. McCormick or his family. The number of shares owned by each of the directors and executive officers includes options to acquire the following number of shares: Robert T. Cushing, 589,036 shares; Robert M. Leonard, 24,400 shares, Joseph A. Lucarelli, 10,040 shares; Dr. Anthony J. Marinello, 23,249 shares; Robert A. McCormick, 1,652,063 shares; Robert J. McCormick, 398,220 shares; William D. Powers, 2,000 shares; William J. Purdy, 19,224 shares, and Scot R. Salvador, 126,324 shares.

*   Less than 1%.


Director Fees, Committees and Attendance

     TrustCo's board held ten meetings during 2004. Each director currently receives for his services as director a fee in the amount of $10,000 for each meeting attended of the TrustCo or Trustco Bank board of directors. In addition, under a consulting agreement with TrustCo, Robert A. McCormick received office space, access to a company car, and club membership similar to what he was receiving prior to his retirement in 2002 as president and chief executive officer of TrustCo and Trustco Bank. The value of these benefits was approximately $66,000 for 2004. None of the members of TrustCo's board is an officer or employee of TrustCo or Trustco Bank, and all of the directors except for Mr. McCormick would be considered to be "independent directors" under the listing qualifications rules for companies, such as TrustCo, whose shares are traded on The Nasdaq Stock Market, Inc.

     TrustCo directors who are not also employees of TrustCo or Trustco Bank are eligible to participate in the TrustCo Bank Corp NY Directors Performance Bonus Plan, which was adopted by the TrustCo board in 1997. Under the Directors Performance Bonus Plan, nonemployee directors are eligible to be awarded "units," the value of which is based upon the appreciation in value of TrustCo's common stock between the date of the award and the occurrence of a "change in control" as defined in the Directors Performance Bonus Plan. The units so awarded vest, and payments under the Directors Performance Bonus Plan are to be made, only upon the occurrence of a change in control. Each nonemployee director has been awarded 34,981 units under the Directors Performance Bonus Plan at a base price of $5.95 per unit (except for Mr. Lucarelli, whose base price is $8.59 per unit).

     TrustCo maintains a standing Audit Committee, which held four meetings in 2004. The directors currently serving on the Audit Committee are William D. Powers (Chairman), Joseph A. Lucarelli, Dr. Anthony J. Marinello, and William
J. Purdy. The function of the Audit Committee is to review TrustCo's and Trustco Bank's internal audit procedures and also to review the adequacy of internal accounting controls for TrustCo and Trustco Bank. In addition, the Audit Committee annually recommends the use of particular external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. Please refer to the discussion under "Audit Committee" for a more detailed description of the Audit Committee's activities.

     TrustCo's Compensation Committee held two meetings in 2004. The four directors serving on the Compensation Committee were Joseph A. Lucarelli (Chairman), Dr. Anthony J. Marinello, William D. Powers, and William J. Purdy. The function of the Compensation Committee was to review general compensation practices of Trustco Bank and to recommend to the board of directors of Trustco Bank the salary and benefits for Trustco Bank's executive officers. The discussion under "Report on Executive Compensation" contains a more detailed description of the Compensation Committee's activities.

     TrustCo provides an informal process for shareholders to send communications to the board. Shareholders who wish to contact the board or any of its members may do so in writing to TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

     Although TrustCo does not have a policy with regard to board members' attendance at the Annual Meeting of Shareholders, all of the directors are encouraged to attend such meetings, and all of our directors attended our 2004 Annual Meeting.

Director Nomination Policies

     Each of the nominees slated for election at the Annual Meeting is an incumbent director and was considered and selected by the board of directors. The nominees were considered and approved unanimously by TrustCo's independent directors.

     The board of directors believes it is appropriate for TrustCo not to have a standing nominating committee because a high percentage (four out of five, or 80%) of TrustCo's directors are independent directors under The Nasdaq Stock Market's listing qualifications rules. Moreover, the board believes that all of its directors have significant expertise in the operations and needs of TrustCo and its board and have valuable insights to offer regarding the value that qualified directors can bring to TrustCo and whether at any given time there might be any needs that the board may have that are not being adequately served by the current board members. Consequently, the board believes TrustCo and its shareholders are best served by having all directors participate in the deliberative process of choosing nominees for directors of TrustCo.

     To provide guidance to the board in its consideration of nominees for board membership, TrustCo's board of directors has adopted a Director Nominations Policy. A copy of this policy was included as an appendix to TrustCo's proxy statement for its 2004 Annual Meeting of Shareholders. The board believes that it is the responsibility of each member of the board to identify, and bring to the attention of the full board, persons who may be suitable for election to the board, and the board will maintain an active file of potential suitable candidates for consideration as nominees.

     As a general matter, the board believes that a candidate for board membership should have high personal and professional ethics, integrity and values; an inquiring and independent mind, practical wisdom and mature judgment; broad policy-making experience in business, government or community organizations; expertise useful to TrustCo and complementary to the background and experience of other board members; willingness to devote the time necessary to carrying out the duties and responsibilities of Board membership; commitment to serve on the board over a period of several years to develop knowledge about TrustCo, its strategy and its principal operations; and willingness to represent the best interests of all of TrustCo's constituencies.

     After a possible candidate is identified, the board will investigate and assess the qualifications, experience and skills of the candidate. The investigation process may, but need not, include one or more meetings with the candidate by a member or members of the board. From time to time, but at least once each year, the full board will meet to evaluate the needs of the board and to discuss the candidates for nomination to the board. Such candidates may be presented to the shareholders for election or appointed to fill vacancies. All nominees must be approved by a majority of the independent members of the board.

     The board will consider written recommendations by shareholders for nominees for election to the board. The persons identified in such recommendations will be evaluated under the same criteria and procedures used for other board candidates. Under TrustCo's Bylaws, the written recommendations must be delivered or mailed to the board not less than 14 and not more than 50 days prior to any meeting of shareholders called for the purpose of the election of directors, or not later than 7 days prior to the meeting if less than 21 days' notice of the meeting is provided.

TrustCo and Trustco Bank Executive Officer Compensation

     The following table sets forth, for the fiscal year ended December
31, 2004, the compensation paid to or accrued on behalf of the most highly compensated executive officers of TrustCo and Trustco Bank. The value of incidental personal benefits, which may not be directly related to job performance, has been included, where applicable, according to the Securities and Exchange Commission requirements. Each of the executive officers described in the following table (with the exception of Robert M. Leonard) has an employment agreement and a supplemental retirement agreement described in subsequent pages.



                                              Summary Compensation Table



                                                                                         Long Term
                                                                                        Compensation
                                                      Annual Compensation                  Awards
                                                                                         Securities
                                                                              Other      Underlying     All other
                                                                             Annual       Options/      Compensa-
                                             Salary          Bonus        Compensation      SARs          tion
                              Year            ($)           ($)(1)          ($)(2)          (#)            ($)

Robert J. McCormick(3)
President & Chief             2004          325,000         698,750          40,109       300,000          --
Executive Officer,            2003          300,000         645,000          21,723            --          --
TrustCo and Trustco           2002          300,000         645,000          26,076       150,000          --
Bank


Robert T. Cushing(4)
Executive Vice President,     2004          300,000         645,000          17,344       100,000          --
& Chief Financial             2003          300,000         645,000          21,557            --          --
Officer, TrustCo              2002          300,000         645,000          23,424       100,000          --
and Trustco Bank


Scot R. Salvador
Executive Vice President,     2004          175,000         376,250          18,109       150,000          --
& Chief Banking Officer,
TrustCo and Trustco Bank


Robert M. Leonard
Secretary, and Administra-    2004           89,156          24,114             390         7,500          --
tive Vice President,
TrustCo and Trustco Bank


Nancy A. McNamara(5)
Former Vice President,        2004           99,180         213,238          14,954            --          --
TrustCo; Former Senior        2003          300,000         645,000          27,340            --          --
Vice President, Trustco       2002          300,000         645,000          29,425       100,000          --
Bank



(1) Bonus amounts include payments to senior executive officers of TrustCo as short-term incentive compensation pursuant to the incentive program described in greater detail herein under the caption "Report on Executive
    Compensation."

(2) Includes amounts reimbursed by TrustCo for the payment of taxes pursuant to established benefit plans.

(3) Robert J. McCormick became President and Chief Executive Officer of
    Trustco Bank on November 1, 2002 and President and Chief Executive
    Officer of TrustCo on January 1, 2004.

(4) Mr. Cushing was President, Chief Executive Officer and Chief Financial
    Officer of TrustCo from November 1, 2002 until December 31, 2003 and became Executive Vice President and Chief Financial Officer of TrustCo on January 1, 2004.

(5) Ms. McNamara retired as of May 2004.



                    Option/SAR Grants in Last Fiscal Year

The following table sets forth, for the fiscal year ended December 31, 2004, information with respect to each of TrustCo's executive officers concerning grants of stock options.




                                                                                                  Potential Realizable Value
                                                                                                    At Assumed Annual Rates
                                                                                                         Of Stock Price
                                                                                                          Appreciation
                                       Individual Grants                                               For Option Term(4)

                                   Number of      % of Total
                                  Securities     Options/SARs      Exercise
                                  Underlying      Granted to        or Base
                                 Options/SARs    Employees in        Price       Expiration
Name                            Granted (#)(1)  Fiscal Year(2)     ($/Sh)(3)        Date               5%              10%

Robert J. McCormick                 300,000          44.3%          $13.55       11/19/2014        $2,556,000      $6,480,000
Robert T. Cushing                   100,000          14.8%           13.55       11/19/2014           852,000       2,160,000
Scot R. Salvador                    150,000          22.1%           13.55       11/19/2014         1,278,000       3,240,000
Robert M. Leonard                     7,500           1.1%           13.55       11/19/2014            63,900         162,000


(1) Options, which were granted on November 19, 2004, become exercisable in five annual installments beginning on that date.

(2) The total number of options granted in 2004 was 677,500, of which 557,500 (82.3%) were issued to the executive officers named above, 12,000 (1.8%) were issued to nonemployee directors, and 108,000 (15.9%) were issued to officers and employees of TrustCo and Trustco Bank, other than the executive officers named above.

(3) Exercise or base price is equal to the closing price for the common stock as quoted by The Nasdaq Stock Market on the date of the grant.

(4) The amounts included reflect pre-tax gain. The dollar amounts under these columns are the result of calculations assuming stock price appreciation at the 5% and 10% annualized rates required by S.E.C. rules and, therefore, are not intended to forecast possible future appreciation, if any, of TrustCo's stock price, including any appreciation in the event of a change in control. TrustCo's per share stock price would be $22.07 and $35.15 if it increased by 5% and 10% respectively, compounded annually over the option term.





  Aggregated Option/SAR Exercises in Last Fiscal Year, and Fiscal Year-End
                              Option/SAR Values

     The following table sets forth with respect to each of the named executive officers information concerning exercises of stock options and stock appreciation rights during the year ended December 31, 2004, as well as the value of unexercised options and stock appreciation rights as of December 31, 2004.


                                                                             Number of
                                                                             Securities
                                                                             Underlying      Value of Unexercised
                                                                            Unexercised          In-the-Money
                                                                           Options/SARs at      Options/SARs at
                                                                            FY-End (#)(2)        FY-End ($)(3)

                             Shares Acquired          Value                  Exercisable/         Exercisable/
Name                         On Exercise (#)       Realized($)(1)           Unexercisable        Unexercisable

Robert J. McCormick               9,000            $   71,640              398,220/310,580    $1,430,390/217,943
Robert T. Cushing               304,340             2,414,570              589,036/141,160     2,761,823/183,086
Scot R. Salvador                     --                    --              126,324/141,587        475,905/74,411
Nancy A. McNamara               171,970             1,038,290                    507,019/0           1,957,669/0
Robert M. Leonard                    --                    --                24,400/13,600         83,516/25,904


(1) The amounts shown reflect pre-tax gain and represent the difference between the stock option exercise price and the market value of the stock on the date of exercise.

(2) The number of exercisable options shown includes options exercisable on December 31, 2004 or within 60 days of that date. (3)The amounts shown reflect pre-tax gain. The value of unexercised in-the-money options and SARs is based on the December 31, 2004, closing price for TrustCo common stock of $13.79.




TrustCo Retirement Plans

     Trustco Bank has a defined benefit retirement plan pursuant to which annual retirement benefits are based on years of service to a maximum of 30 years and average annual earnings of the highest five consecutive years during the final ten years of service. The defined benefit retirement plan is fully funded by Trustco Bank contributions. In addition, TrustCo has a supplemental retirement plan, which is an actuarial plan, under which additional retirement benefits are accrued for eligible executive officers. Under the supplemental retirement plan, the amount of supplemental retirement benefits is based upon annual contributions that are actuarially calculated to achieve a benefit at normal retirement that approximates the differences between (i) the total retirement benefit the participant would have received under the defined benefit retirement plan without taking into account limitations on compensation, annual benefits, and years of service; and (ii) the retirement benefit the participant is projected to receive under the defined benefit retirement plan at normal retirement. The supplemental retirement plan provides benefits based on years of service to a maximum of 40 years. The supplemental account balance of a participant on any valuation date may not exceed $7,000,000.

     The following table shows the approximate retirement benefits that would have been payable in 2004 to salaried employees, under both the defined benefit retirement plan and the supplemental retirement plan, assuming retirement of such person at age 65 and payment of benefits in the form of a life annuity. Earnings used in calculating benefits under these plans are approximately equal to cash amounts reflected as salary plus bonus in the Summary Compensation Table. These plans permit service and earnings to continue to be credited for employment after age 65. The benefits set forth in the following table are in addition to those that may be received as Social Security benefits. The years of service at normal retirement age 65 for the executive officers named in the Summary Compensation Table would be as follows: Robert
J. McCormick, 33 years, Robert T. Cushing, 27 years; and Scot R. Salvador, 35 years.

                             Pension Plan Table


                          Annual Benefits for Years of Serviced

Remuneration       15          20            25             30           35

$200,000      $ 56,800     $ 75,700        94,600       $114,600     $118,000
300,000         86,800      115,700       144,600        174,600      180,800
400,000        116,800      155,700       194,600        234,600      243,500
500,000        146,800      195,700       244,600        294,600      306,300
600,000        176,800      235,700       294,600        354,600      369,100
700,000        206,800      275,700       344,600        414,600      431,900
800,000        236,800      315,700       394,600        474,600      494,700
900,000        266,800      355,700       444,600        534,600      557,500
1,000,000      296,800      395,700       494,600        594,600      620,300
1,100,000      326,800      435,700       544,600        654,600      683,000
1,200,000      356,800      475,700       594,600        714,600      745,800
1,300,000      386,800      515,700       644,600        774,600      808,600



     Generally, an employee who has attained age 55 and has ten years of service has the right to elect to immediately begin receiving adjusted retirement benefits less than those indicated in the table upon any separation from service with Trustco Bank. The Internal Revenue Code places a maximum limit on the benefits that can be provided under qualified retirement plans such as Trustco Bank's defined benefit retirement plan. For 2004, the annual Internal Revenue Code limit for a straight-life annuity benefit at normal retirement age was $165,000, which amount is actuarially reduced for participants who retire and begin receiving benefits early.

     Trustco Bank's supplemental retirement plan provides that supplemental benefits will be paid in a single lump sum to a participant who terminates employment for reasons other than retirement on or after his normal retirement date. A participant who retires on or after his normal retirement date may elect to be paid the supplemental benefits upon separation of service from Trustco Bank in one of the benefit forms provided under the defined benefit retirement plan or in a single lump sum or installments over a five-year period. Also under the supplemental retirement plan, Trustco Bank, in its discretion, may at any time elect to make a lump sum distribution of a participant's supplemental benefit. The amount of this single payment is equal to the participant's supplemental account balance under the plan.

     The supplemental retirement plan is unfunded for tax purposes. However, Trustco Bank has established an irrevocable trust to fund its obligations under these and other executive compensation plans. Trustco Bank is required to make annual contributions to the trust, although the assets of the trust remain subject to Trustco Bank's general creditors in the event of insolvency.

Employment Contracts and Termination of Employment Arrangements

     TrustCo and Trustco Bank have entered into employment agreements with Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador. In addition, TrustCo and Trustco Bank have continued obligations under the employment agreement with Robert A. McCormick.

Executive Officers' Employment Agreements

     The executive officers' employment agreements provide that their annual compensation will be their annual base salary plus their executive incentive bonus under the Executive Officer Incentive Plan described below. The annual base salary may not be less than their annual base salary for the preceding calendar year (except in the initial year of the agreement), and the officers are entitled to participate fully in any disability, death benefit, retirement, executive incentive compensation, or pension plans maintained by TrustCo or Trustco Bank. However, as described in greater detail under "Report on Executive Compensation," they have ceased to be eligible to participate in the Trustco Bank Profit Sharing Plan in consideration of the potential benefits under the TrustCo Executive Officer Incentive Plan. In the event the employment of any executive officer is terminated within twelve months prior to or two years after a change in control, for any reason other than good cause, or retirement at the mandatory retirement age, then the officer will receive an amount equal to 2.99 times his or her then-current annual compensation, to be paid in a single lump sum within ten days of termination. Upon the announcement of a change in control, an officer may notify TrustCo and Trustco Bank of his or her intent to terminate employment as of the date of the change in control and will then receive termination benefits no later than fifteen days prior to consummation of the change in control. The officers are also entitled to the pro rata portion of their annual award under the Executive Officer Incentive Plan, payable no later than fifteen days prior to the closing date of the change in control or, if the change in control is unannounced, within ten days after the change in control. The employment agreements also provide for a gross-up payment in the event that the amounts payable to them upon their termination under the employment agreement or any other agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

     Upon termination of employment due to retirement or disability, TrustCo or Trustco Bank must provide to each executive officer and his or her spouse, for the rest of their lives, the same health insurance benefits provided by TrustCo and Trustco Bank under their medical insurance plan prior to their retirement or disability. TrustCo and Trustco Bank will also provide to them for their life the same life insurance benefits provided to retirees by TrustCo and Trustco Bank under their life insurance plan.

     Each of the employment agreements defines termination to include (a) any reduction in then-current annual compensation (including executive incentive compensation), disability, death, retirement, pension, or profit sharing benefits (unless such reductions are applied to all Trustco Bank employees as part of a validly adopted plan of cost containment), or their responsibilities or duties; (b) either TrustCo's or Trustco Bank's relocation or a change in an officer's base location; (c) receipt of a nonrenewal notice pursuant to the employment agreement; or (d) the unilateral election by an officer to terminate the employment agreement. Notwithstanding the foregoing, the parties to the employment agreements have agreed that their ineligibility to participate in the Trustco Bank Profit Sharing Plan will not effect a termination of the employment agreement.

McCormick Employment Agreement

     Under Robert A. McCormick's employment agreement, TrustCo and/or
Trustco Bank will provide to Mr. McCormick and his wife, for the rest of Mr. McCormick's life, or the life of his spouse, the same health insurance benefits provided to Mr. McCormick and his family by TrustCo and Trustco Bank prior to his retirement. TrustCo and Trustco Bank will also provide to Mr. McCormick for his life the same life insurance benefits provided to retirees by TrustCo and Trustco Bank under their life insurance plan.

General Provisions

     In addition to termination payments under a change of control, each employment agreement provides for (under certain circumstances) (a) the payment in full of each employee's compensation due, including retirement, pension, and profit sharing plans, through the termination date, (b) the continuation of health insurance benefits for the longer of the executive's life or the life of his spouse and group life insurance benefits for the executive, (c) the cost of any legal expenses as a result of such termination, and (d) the transfer of the executive's company car (at book value) and country club membership.

Performance Bonus Plan

     Under the TrustCo Bank Corp NY Performance Bonus Plan, officers and key employees of TrustCo and its subsidiaries are eligible to be awarded units, the value of which is based upon the appreciation in value of TrustCo's common stock between the date of the award and the occurrence of a "change in control" as defined in the plan. The units so awarded vest, and payments under the plan are to be made, fifteen days prior to the closing date of an announced change in control or upon the occurrence of an unannounced change in control or upon a participant's termination of employment with TrustCo within the year prior to a change of control. A participant who terminates employment on or after age 65 and who continues to serve as a director will remain a participant in the plan. In 1997, Robert A. McCormick was awarded 1,399,205 units, and Robert T. Cushing and Nancy A. McNamara were each awarded 524,702 units, all at a stock-split adjusted base price of $5.95 per unit. Effective January 1, 2003 Robert J. McCormick was awarded 534,702 units at a base price of $10.78 per unit. Scot R. Salvador was awarded 524,702 units effective January 1, 2004 at a base price of $13.15.

Report on Executive Compensation

     The Compensation Committee of Trustco Bank was responsible in 2004 for determining the compensation of employees and officers of TrustCo and Trustco Bank, including the chief executive officer and the executive officers named in the Summary Compensation Table that appears elsewhere in this Proxy Statement. Each of TrustCo's current executive officers named in the Summary Compensation Table has an employment agreement, except Robert M. Leonard, with each of TrustCo and Trustco Bank. These employment agreements were described above.

     The Compensation Committee of the board of directors of Trustco Bank, the present members of which are Joseph A. Lucarelli (Chairman), Dr. Anthony J. Marinello, William D. Powers, and William J. Purdy (none of whom was an officer of TrustCo or Trustco Bank during 2004), furnished the following report on executive compensation to the board of directors of Trustco Bank, which has been adopted by TrustCo's board of directors for the year ended December 31, 2004.

     Under the supervision and direction of the Compensation Committee, TrustCo and Trustco Bank have developed compensation policies, plans, and programs that seek to enhance the profitability of TrustCo and Trustco Bank, and ultimately shareholder value, by aligning closely the financial interests of TrustCo's Chief Executive Officer and senior management with those of its shareholders. It continues to be the purpose and intent of the Compensation Committee to design a compensation program that reflects the standards of performance of Trustco Bank, with particular emphasis on setting goals tied to return on shareholders' equity previously defined by the board of directors of Trustco Bank.

     The function of the Compensation Committee is to review the general compensation structure for the senior executive officers of Trustco Bank (Robert J. McCormick, Robert T. Cushing; and Scot R. Salvador) and to recommend to the board of directors of Trustco Bank the salary and benefits of such senior executive officers. The components of executive compensation for the senior executive officers include salary, bonus, stock options, and cash payments under the defined benefit retirement plan, the supplemental retirement plans, and TrustCo's Executive Officer Incentive Plan. The Compensation Committee evaluates individual performance and corporate profitability to determine the level of any compensation adjustment to take effect as of January of the following year. The Compensation Committee also identifies persons within Trustco Bank eligible to participate in the two incentive plans and the supplemental retirement plan.

     The Compensation Committee met two times during the year, August, 2004, and December, 2004. It is the aim of the Compensation Committee to determine salary and benefit levels of executive compensation (including the compensation of the Chief Executive Officer) principally upon the basis of overall corporate performance, although elements of corporate performance upon which compensation decisions are made may vary from year to year in the discretion of the Compensation Committee and among executive officers. In making any such determination, the Compensation Committee will consider a number of factors including, among others, TrustCo's and Trustco Bank's return on equity, attainment of net income goals and total asset targets, overall profitability from year to year, banking experience of individual officers, scope of responsibility within the overall organization, performance, and particular contributions to TrustCo and Trustco Bank during the course of the year, and other relevant factors, including involvement in community matters that may better position the organization to serve the immediate needs of Trustco Bank's market. The Compensation Committee uses broad discretion when determining compensation levels and considers all of the above criteria. It does not assign a specific weight to any of these factors when establishing salary and benefit levels.

     The Compensation Committee may also consider compensation programs offered to executives performing similar duties for competing depository institutions and their holding companies, with a particular focus on the level of compensation paid by comparable institutions. To assist in this evaluation, an industry group of eighteen regional bank holding companies, which group is comprised of the institutions that constitute the SNL Financial LC Super Regional Bank Index, was identified by the Compensation Committee for performance and compensation comparisons. While Trustco Bank is comparatively smaller in terms of total asset size than some members of this peer group, the Compensation Committee believes that Trustco Bank compares favorably with these institutions in terms of overall corporate performance. The Compensation Committee further takes into consideration what it considers to be the unique size of TrustCo's executive group as compared to other financial institutions. Trustco Bank and TrustCo currently operate with three executive officers, all of which have a very broad scope of responsibilities, whereas all other institutions in this peer group have a larger pool of executive officers.

     As part of the evaluation, the Compensation Committee reviews financial information for comparable companies. The Compensation Committee utilized data prepared by SNL Financial for return on average assets and return on average equity of a peer group of companies. These calculations were performed by SNL Financial utilizing information and methodologies that they determined. The SNL Financial report indicated that the peer group of companies had a return on average assets of 1.41% as compared to TrustCo with a 1.96%. The report also indicated that the peer group had a return on average equity of 16.05% as compared to TrustCo with a 23.56%. Another factor in determining executive compensation is TrustCo's efficiency ratio, which according to SNL Financial was 39.91%; whereas, the peer group average for efficiency ratio was 56.93%.

     Pursuant to the policies regarding salaries and benefits described in this report, the Compensation Committee recommended Robert J. McCormick's annual salary be increased to $360,000, Robert T. Cushing's annual salary to remain at $300,000, and Scot R. Salvador's annual salary be increased to $200,000 for 2005.

     The Compensation Committee continues to believe that Trustco Bank is better able to attract, retain, and motivate Trustco Bank's senior executive officers to achieve superior performance if a relatively large percentage of their compensation is at risk. In other words, Trustco Bank's compensation for its senior executive officers is designed with an objective of providing less total compensation when TrustCo's performance is poorer than a peer group of companies (currently, the companies comprising the SNL Financial LC Super Regional Bank Index), and providing superior total compensation when performance is superior to that of the peer group.

     In evaluating corporate performance for purposes of establishing short-term incentive compensation awards for senior executive officers under the Executive Officer Incentive Plan, the Compensation Committee evaluated TrustCo's performance as compared with TrustCo's profit plan for the year, and also evaluated financial results (generally return on equity) as compared with the index for the current year. In the opinion of the Compensation Committee, return on equity is the most significant measure of performance of TrustCo and its relative importance to shareholders. Therefore, the target pools were established to provide senior executive officers with an incentive to increase return on equity performance. The Compensation Committee then established a percentage of target pool to be paid as short-term incentive compensation under the Executive Officer Incentive Plan. The target pool payment would be made to senior executive officers based on TrustCo's return on average equity for the year. The range of target returns on average equity was from 14%, which equates to a 40% payout of base compensation, to 20% return on average equity, which equates to a 125% payout of base compensation. The incentive plan provides a 15 percentage point increase in bonus payout for each 1% increase in return on average equity beyond 20%. Senior executive officers would receive no incentive compensation award for return on average equity below 14%. Return on average equity in 2004 was 26.65%.

     In consideration of the potential benefits payable under the incentive program described above, senior executive officers are not eligible to participate in Trustco Bank's Profit Sharing Plan.

     The Compensation Committee's actions concerning compensation were ultimately judgments based upon the committee's ongoing assessment and understanding of TrustCo and its senior executive officers, performance of its senior executive officers, and whether or not cash payments or incentive payments would provide an appropriate award or incentive to the senior executive officers' contribution to TrustCo's past and future performance.


        COMPENSATION COMMITTEE:      Joseph A. Lucarelli, Chairman
                                     Dr. Anthony J. Marinello
                                     William D. Powers
                                     William J. Purdy


Audit Committee

     The Audit Committee of TrustCo's board is responsible for providing independent, objective oversight of TrustCo's accounting functions, internal controls, and financial reporting process. The Audit Committee is composed of four directors, each of whom is independent under listing standards of The Nasdaq Stock Market. Additionally, each member of the Audit Committee satisfies the "financial sophistication" requirement also set forth in those listing standards. In addition, to assist in the performance of its duties, the Audit Committee retained Marvin and Company, PC, an independent accounting firm, as a consultant to the committee.

     The Audit Committee operates under a written Charter approved by the board of directors. Each year, the Audit Committee reviews the adequacy of the Charter and recommends any changes or revisions that the committee considers necessary or appropriate. A copy of TrustCo's Audit Committee charter, which was reviewed and approved by TrustCo's board of directors on March 15, 2005, was attached to TrustCo's proxy statement for its 2004 Annual Meeting of Shareholders.

     The following table presents fees for professional audit services rendered by KPMG LLP ("KPMG") for the audit of TrustCo's annual consolidated financial statements for the fiscal years ended December 31, 2004, and 2003, and fees billed for other services provided by KPMG during 2004 and 2003.


                                       2004              2003

     Audit fees                     $ 315,000         $ 212,000
     Audit related fees(1)             23,500            28,000
     Tax fees(2)                      148,110           152,665
     All other fees(3)                 85,700           132,600

         Total fees                 $ 572,310         $ 525,265



(1) For 2004 and 2003, audit related fees consisted of fees for audits of certain employee benefit plan financial statements. Fees for 2003 also include fees for an audit of Trustco Bank's collateral maintenance levels as required by the Federal Home Loan Bank of New York.

(2) For 2004 and 2003, tax fees include tax return preparation services and other compliance services.

(3) For 2004, all other fees include $79,000 for tax planning services and $6,700 for other tax services. For 2003, all other fees include $125,000 for tax planning services and $7,600 for other tax services.

     It is the Audit Committee's policy to preapprove all audit and nonaudit services provided by the Company's independent accountants. As such, all of the services described above were approved by the Audit Committee.

Report of the Audit Committee

     Management is responsible for TrustCo's internal controls and financial reporting process. TrustCo's independent accountants, KPMG, are responsible for performing an independent audit of TrustCo's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. TrustCo's Internal Audit Department is responsible for monitoring compliance with internal policies and procedures. The Audit Committee's responsibility is to monitor and oversee the financial reporting and audit processes. In performing its oversight, the Audit Committee reviews the performance of KPMG and Trustco's internal auditors.

     In connection with these responsibilities, the Audit Committee met with management and KPMG to review and discuss TrustCo's December 31, 2004 consolidated financial statements. The Audit Committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and received the written disclosures from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     The Audit Committee discussed KPMG's independence with KPMG and has considered whether the nonaudit services provided by KPMG during the fiscal year ended December 31, 2004 were compatible with maintaining KPMG's independence. The Committee has concluded that the nonaudit services provided do not impair the independence of KPMG.

     Based upon the Audit Committee's discussions with management and the independent accountants, and its review of the information described in the preceding paragraphs, the Audit Committee has recommended that the board of directors include the audited consolidated financial statements in TrustCo's Annual Report on Form 10-K for the year ended December 31, 2004, to be filed with the Securities and Exchange Commission.

         AUDIT COMMITTEE:       William D. Powers, Chairman
                                Joseph A. Lucarelli
                                Dr. Anthony J. Marinello
                                William J. Purdy

Share Investment Performance

     The following graphs show changes over five-year and fifteen-year periods in the value of $100 invested in: (1) TrustCo's common stock; (2) the Standard & Poor's 500 index; and (3) an industry group of twenty other regional bank holding companies compiled by SNL Financial LC, called the Super Regional Bank Index. The fifteen-year period is presented in addition to the five-year period required by the S.E.C. because it provides additional perspective. TrustCo management believes that longer term performance is of greater importance to TrustCo shareholders. The banks comprising the Super Regional Bank Index are: AmSouth Bancorp, BB&T Corp., Comerica Inc., Fifth Third Bancorp, First Horizon National Corp., Huntington Bancshares Inc., KeyCorp, M&T Bank Corp., Marshall & Ilsley Corporation, National City Corp., PNC Financial Services Group, Inc., Popular Inc., Regions Financial Corp., SunTrust Banks, Inc., U.S. Bancorp, Wachovia Corp., Wells Fargo & Co., and Zions Bancorp.

     The year-end pre-tax values of each investment are based on share price appreciation plus dividends paid, with cash dividends reinvested the date they were paid.

                COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
                AMONG TRUSTCO BANK CORP NY, THE S&P 500 INDEX
                      AND THE SUPER REGIONAL BANKS INDEX

[GRAPH]



                                                                      Period Ending

Index                              12/31/99       12/31/00      12/31/01       12/31/02         12/31/03      12/31/04

TrustCo Bank Corp NY                 100.00         111.12        138.44         124.55           159.82        175.26
S&P 500*                             100.00          91.20         80.42          62.64            80.62         89.47
SNL Super Regional Bank Index        100.00         124.88        121.29         125.06           160.58        178.00




                COMPARISON OF 15-YEAR CUMULATIVE TOTAL RETURN*
                AMONG TRUSTCO BANK CORP NY, THE S&P 500 INDEX
                      AND THE SUPER REGIONAL BANKS INDEX

[GRAPH]


                                                                   Period Ending

Index                  1989   1990   1991  1992  1993   1994   1995   1996   1997   1998   1999   2000  2001   2002   2003  2004

TrustCo Bank Corp NY    100     95    147   192   270    278    384    448    688    906    833    926  1153   1038   1331  1460
S&P 500*                100     97    126   136   149    152    209    257    343    442    536    488   431    335    431   479
SNL Super Regional
   Bank Index           100     81    137   175   183    173    270    374    542    584    477    596   579    597    766   849

*Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2005. Used
         with permission.  All rights reserved. crsp.com. SNL Financial LC (C) 2005


Vote Required and Recommendation

     The two nominees for election to the TrustCo board for three-year terms expiring at the 2008 Annual Meeting of Shareholders who receive the greatest number of votes will be elected to the board. Each nominee must receive the affirmative vote of a majority of the outstanding shares of TrustCo common stock in order to be elected a director.

     THE TRUSTCO BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE TRUSTCO DIRECTOR NOMINEES AS TRUSTCO DIRECTORS, WHICH IS ITEM 1 ON THE TRUSTCO PROXY CARD.

Item 2.  Ratification of the Appointment of Independent Auditors

     KPMG LLP was the independent auditor for TrustCo for the year ended December 31, 2004, and the board of directors has again selected and appointed them as the independent auditor for the year ending December 31, 2005. A resolution will be presented at the Annual Meeting to ratify their appointment as independent auditors. The independent auditors will report on the consolidated financial statements of TrustCo for the current calendar year and will perform such other nonaudit services as may be required of them. Representatives of KPMG LLP are expected to be present at the Annual Meeting to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.

     During the year ended December 31, 2004, KPMG LLP provided various audit and nonaudit professional services to TrustCo. Audit services so provided included examination of the consolidated financial statements of TrustCo, report on internal controls, review, assistance, and consultation in connection with the filing of the Form 10-K Annual Report with the S.E.C., and assistance with accounting and financial reporting requirements. Nonaudit services so provided included the preparation and planning of corporate tax returns, audits of benefit plans and compensation issues. Please refer to the report of TrustCo's Audit Committee, provided above, for additional information about the services provided by KPMG LLP.

Vote Required and Recommendation

     The affirmative vote of a majority of all of TrustCo's issued and outstanding shares of common stock is required to ratify the appointment of KPMG LLP as TrustCo's independent auditors for the year ending December 31, 2005. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as a vote "against" this proposal. Dissenters rights are not available to shareholders who object to the proposal.

     THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE FOR THIS PROPOSAL, WHICH IS ITEM 2 ON THE TRUSTCO PROXY CARD.

Other Matters

     TrustCo's board of directors is not aware of any other matters that may come before the Annual Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Annual Meeting.

S.E.C. Form 10-K

     TrustCo will provide without charge a copy of its Annual Report on Form 10-K upon written request. Requests and related inquiries should be directed to: Robert M. Leonard, Secretary, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

Code of Conduct

     TrustCo will provide without charge a copy of its Code of Conduct upon written request. Requests and related inquiries should be directed to: Cheri
J. Parvis, Vice President-Personnel, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

Ownership of TrustCo Common Stock by Certain Beneficial Owners

     TrustCo is not aware of any person who, as of the date hereof, is the beneficial owner of more than 5% of its common stock.

     At March 1, 2005, the Trust Department of Trustco Bank held 3,030,029 shares of TrustCo common stock as executor, trustee, and agent (4.04% of outstanding shares) not otherwise reported in this Proxy Statement. Neither TrustCo nor Trustco Bank has any beneficial interest in these shares.

Transactions with TrustCo and Trustco Bank Directors, Executive
Officers and Associates

     Some of the directors and executive officers of TrustCo and Trustco Bank, and some of the corporations and firms with which these individuals are associated, are also customers of Trustco Bank in the ordinary course of business, or are indebted to Trustco Bank in respect to loans of $60,000 or more, and it is anticipated that they will continue to be customers of and indebted to Trustco Bank in the future. All such loans, however, were made in the ordinary course of business, do not involve more than normal risk of collectibility, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons. In addition, Trustco Bank obtains legal services from, and pays fees to, a law firm in which Thomas R. McCormick, son of Robert A. McCormick and brother of Robert J. McCormick, is a partner. Trustco Bank obtains such services at rates that are substantially the same as those the firm charges other clients, and the firm is one of a number of law firms that is retained by TrustCo to provide legal services to it.

Insurance for Indemnification of Officers and Directors

     TrustCo renewed insurance for the indemnification of its executive officers and directors and executive officers and directors of Trustco Bank from St. Paul Mercury Insurance Company effective for the one-year period from October 10, 2004 to October 10, 2005. The cost of this insurance was $154,000, and coverage is provided to all executive officers and directors of TrustCo and Trustco Bank. TrustCo's board of directors has no knowledge of any claims made or sum paid pursuant to such insurance policy during 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires TrustCo's directors and executive officers, and persons who own more than 10% of a registered class of TrustCo's equity securities to file initial reports of ownership and reports of changes of ownership in TrustCo's common stock and other equity securities with the S.E.C. and to furnish TrustCo with copies of all Section 16(a) reports they file.

     Based solely on a review of the copies of such reports furnished to TrustCo, and written representations that no other reports were required during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements have been met except for a Form 4 filed on December 3, 2004 for Robert T. Cushing relating to a stock disposition in relation to a stock option exercise on October 22, 2004 and Form 4's filed on January 6, 2005 for each of TrustCo's directors and executive officers reflecting new stock option grants as of November 19, 2004.


                            SHAREHOLDER PROPOSALS

     Shareholder proposals to be considered for inclusion in a proxy statement in connection with any forthcoming annual meeting of shareholders of TrustCo must be submitted to TrustCo on a timely basis. Proposals for inclusion in TrustCo's proxy statement and form of proxy for the annual meeting of shareholders expected to be held in May of 2006 must meet the requirements established by the Securities and Exchange Commission for shareholder proposals and must be received by TrustCo at its principal executive offices no later than December 6, 2005. Proposals intended to be considered at the 2006 annual meeting but that are not to be included in TrustCo's proxy statement must be received at TrustCo's principal executive offices not later than February 17, 2006. Any such proposals, together with any supporting statements, should be directed to the Secretary of TrustCo.


                             TRUSTCO SHAREHOLDERS

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING TRUSTCO PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO ATTEND. THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP, WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.


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